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                                                                    EXHIBIT 4.10

THE BANK OF NEW YORK COMPANY, INC.

1993 LONG-TERM INCENTIVE PLAN

1. PURPOSE. The purpose of the 1993 Long Term Incentive Plan of The Bank of New York Company, Inc. (the"Plan") is to promote the long term financial interests of The Bank of New York Company, Inc. (the "Company"), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company's stockholders.

2. DEFINITIONS. The following definitions are applicable to the Plan:

"Award" shall mean an award determined in accordance with the terms of the Plan.

"Board of Directors" shall mean the Board of Directors of the Company.

"Committee" shall mean the Compensation Committee of the Board of Directors.

"Common Stock" or "Stock" shall mean the common stock of the Company.

"Exchange Act" shall mean the Securities Exchange Act of
1934.

"Fair Market Value" shall mean, per share of Stock, the closing price of the Stock on the New York Stock Exchange
(the "NYSE") on the applicable date, or, if there are no sales of Stock on the NYSE on such date, then the closing price of the Stock on the last previous day on which a sale on the NYSE is reported.

"Participant" shall mean an employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan.

SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 16, the number of shares of Stock which shall be available for the grant of Awards under the Plan shall not exceed the greater of (i) in any year, one percent (1%) of the number of shares of Common Stock outstanding as of January 1 of such year (including treasury shares) or
(ii) during the first five years the Plan is in effect, five percent (5%) of the number of shares of Common Stock outstanding as of January 1, 1993 (including treasury shares). The maximum number of shares set forth in clause
(i) of the preceding sentence shall be increased in any year by the number of shares available for grant in any previous years since the effective date of the Plan whichwere not covered by Awards granted under the Plan in such years. The maximum number of shares in clause (ii) of the preceding sentence shall be increased by one percent (1%) ofthe increase in the number of outstanding shares of Common
Stock (other than as provided in Section 16) for each year during the first five years the Plan is in effect that such increase in outstanding shares is in effect.
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Notwithstanding anything contained herein to the contrary,
in no event shall (x) more than 6,000,000 shares of Stock be available in the aggregate for the issuance of Stock pursuant to incentivestock options granted under the Plan, or (y) more than thirty percent (30%) of the number of shares of Stock which are available for the grant of Awards under the Plan be availablein the aggregate for the issuance of Stock pursuant to the performance shares or restricted stock granted under thePlan. The shares of Stock issued under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine.
Shares of Stock subject to an Award that expires unexercised that is forfeited, terminated or cancelled, in whole or in part, or is paid in cash in lieu of Stock, shall thereafter again be available for grant under the Plan, provided that if the Participant who had been granted such Award (i) was an officer subject to the provisions of Section 16(b) of the Exchange Act and (ii) received benefits of ownership of such shares for purposes of Section 16(b) ofthe Exchange Act (such as dividends with respect to forfeited shares of restricted stock), such shares shall not there after be available for grant under the Plan to officers subject to the provisions of Section 16(b) of the Exchange Act.

4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.
Subject to the provisions of the Plan, the Committee (i) shall select the Participants, determine the type of Awards to be made to Participants, determine the shares or share units subject to Awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.
5. ELIGIBILITY. All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to be Participants in the Plan

6. AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), stock appreciation rights, performance shares, and restricted stock grants. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).
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7.  STOCK OPTIONS.  The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration.

8. STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the increase of the Fair Market Value of a share of Common Stock on the exercise of the stock appreciation right over the grant price. The Committee shall determine in its sole discretion whether the stock appreciation right shall be settled in cash, Stock or a combination of cash and Stock.

9. PERFORMANCE SHARES. Performance shares may be granted in the form of actual shares of Stock or share units having a value equal to an identical number of shares of Stock. In the event that a stock certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee but in no event may a performance period be less than twelve months. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Stock, or a combination of cash and Stock.

10. RESTRICTED STOCK. Restricted stock may be granted in the form of actual shares of Stock or share units having a value equal to an identical number of shares of Stock. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant, except that each restriction period shall not be less than twelve months. The Committee shall determine in its sole discretion whether restricted stock granted in the form of share units shall be paid in cash, Stock, or a combination of cash and Stock.

11. AWARD AGREEMENTS. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.
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12.  CHANGE OF CONTROL.  In the event of a Change of
Control, as hereinafter defined, (i) all stock appreciation rights which have not been granted in tandem with stock options and which have been outstanding for at least six months shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iv) any Participant who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company. A "Change of Control" shall be deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); or (B) during any period of not more than two years, individuals who constitute the Board of Directors of the Company as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
(A) or (C) of this sentence) whose election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company or all or substantially all of the Company's assets.
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13.  WITHHOLDING.  The Company shall have the right to
deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

14. NONTRANSFERABILITY. No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

15. NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

16. ADJUSTMENT OF AND CHANGES IN STOCK. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

17. AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at anytime, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act.

18. EFFECTIVE DATE. The Plan shall be effective as of January 1, 1993. Subject to earlier termination pursuant to
Section 17, the Plan shall have a term of ten years from its effective date.